                                    EXHIBIT 4

                          CERTIFICATE OF DESIGNATION OF
                                 PREFERRED STOCK
                                       OF
                           SYNERGISTIC HOLDINGS CORP.


                  Synergistic Holdings Corp. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware,

                  DOES HEREBY CERTIFY:

that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, and pursuant to the provisions of
Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, adopted a resolution providing for the issuance of a series of shares of Series C Preferred Stock, which resolution is as follows:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Company be and hereby is created, such series of Preferred Stock to be designated Series C Preferred Stock, to consist of shares of the par value of $.01 per share, and shall possess the rights and preferences set forth below:

                  Section 1. Designation and Amount. The shares of such series shall have a par value of $.01 per share and shall be designated as Preferred Stock (Series C) (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be Twenty Five Thousand (25,000). The Series C Preferred Stock shall be issued for and shall be deemed to have an original issue price per share of $1.00 per share.

                  Section 2. Rank. The Series C Preferred Stock shall rank: (i) prior to all of the Company's common stock, $.01 par value per share (the "Common Shares"); (ii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Preferred Stock of whatever subdivision (collectively, with the Common Shares, "Junior Securities"); and (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

                  Section 3. Dividends. The Series C Preferred Stock will not bear dividends.

                  Section 4.  Liquidation Preference.
                              -----------------------

                           (a) In the event of any liquidation, dissolution or
winding up of the Company, either voluntary or involuntary, the holders of Series C Preferred Stock (the "Holders") shall be entitled to receive, prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the original preferred stock issue price. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series C Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series C Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series C Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

                           (b) Upon the completion of the distribution required
by Section 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

                           (c) At each Holder's option, a sale, conveyance or
disposition of all or substantially all the assets of the Company to a private entity, the common stock of which is not publicly traded, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided, however, that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition, or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4 (a Holder who elects to have the transaction treated as a liquidation is herein referred to as a "Liquidating Holder").

                           (d) Prior to the closing of a transaction described
in Section 4(c) which would constitute a liquidation event, the Company shall either (i) make all cash distributions it is required to make to the Liquidating Holders pursuant to the first sentence of Section 4(a), (ii) set aside sufficient funds from which the cash distributions required to be made to the Liquidating Holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Company from a sale of all or substantially all the assets of the Company will be used to make the liquidating payments to the Liquidating Holders immediately after the consummation of such sale. In the event that the Company has not fully complied with either of the foregoing alternatives, the Company shall either:
(x) cause such closing to be postponed until such cash distributions have been made, or (y) cancel such transaction, in which event the rights of the Holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

                  Section 5. Conversion. The record Holders of the Series C Preferred Stock shall have conversion rights as follows:

                           (a) Right to Convert. Each record Holder of Series C
Preferred Stock shall be entitled to convert whole shares of Series C Preferred Stock into Common Shares issuable upon conversion of the Series C Preferred Stock, as follows: each outstanding share of Series C Preferred Stock is convertible at any time into one hundred (100) fully-paid and non-assessable Common Shares of the Company (the "Conversion Rate") at a price of $0.10 per Common Share (the "Conversion Price").

                           (b) In addition to the method of payment set forth in
Section 5(a) and in lieu of any cash payment required thereunder, each record Holder of the Series C Preferred Stock shall be entitled to convert whole shares of Series C Preferred Stock into Common Shares issuable upon conversion of the Series C Preferred Stock as follows: by the surrender of shares of Series C Preferred Stock in exchange for the number of Common Shares equal to the product of (x) the number of Common Shares as to which the Series C Preferred Stock is being tendered, multiplied by (y) a fraction, the numerator of which is the Market Price (as defined in Section 5(c) hereof) of the Common Shares minus the Conversion Price of the Common Shares and the denominator of which is the Market Price per Common Share. Solely for the purposes of this Section 5, Market Price shall be calculated (i) on the date on which the Notice of Conversion (as defined herein) is deemed to have been sent to the Company pursuant to Section 5(d) hereof ("Notice Date") or (ii) as the average of the Market Price for each of the five trading days immediately preceding the Notice Date, whichever of (i) or (ii) results in a greater Market Price.

                           (c) As used herein, the phrase "Market Price" of the
Common Shares at any date shall be deemed to be the closing asked price, or, in case no such closing asked price is available, the average of the last reported closing asked prices for the last three (3) trading days, in either case as officially reported by the principal securities exchange on which the Common Shares are listed or admitted to trading or by the Nasdaq National Market or the Nasdaq Small Cap, or if the Common Shares are not listed or admitted to trading on any national securities exchange or by the Nasdaq National Market or the Nasdaq Small Cap Market, then Market Price shall mean the quotation provided by the OTC Bulletin Board. If the Market Price of the Common Shares cannot be determined, the Market Price of the Common Shares shall be determined in good faith (using customary valuation methods) by resolution of the members of the Board of Directors of the Company, based on the best information available to it.

                           (d) Mechanics of Conversion. In order to convert
Series C Preferred Stock into full Common Shares, the Holder shall (i) fax, on or prior to 6:00 p.m., New York City time on the Date of Conversion, a copy of a fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or to the Company's designated transfer agent (the "Transfer Agent") for the Series C Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion and the number of shares of Series C Preferred Stock to be converted, (ii) with respect to Section 5(a) surrender to a common courier for either overnight or two-day delivery to the office of the Company or the Transfer Agent a certified or bank cashier's check payable to the order of the Company, in an amount equal to the product of the Conversion Price and the number of Common Shares for which holder of the Series C Preferred Stock is requesting, and (iii) surrender to a common courier for either overnight or two (2) day delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series C Preferred Stock being converted, and with respect to Section 5(a) the Series C Preferred Stock being tendered, (the "Series C Preferred Stock Certificates"), duly endorsed for transfer, provided, however, that the Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless the Series C Preferred Stock Certificates are delivered to the Company or the Transfer Agent as provided above, or the Holder notifies the Company or the Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below).

                           (i) Lost or Stolen Certificates. Upon receipt by the
Company of evidence of the loss, theft, destruction or mutilation of any Series C Preferred Stock Certificates representing shares of Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Series C Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Series C Preferred Stock Certificate(s) of like tenor and date.

                               However, the Company shall not be obligated to
re-issue such lost or stolen Series C Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series C Preferred Stock into Common Shares.

                           (ii) Delivery of Common Shares Upon Conversion. The
Company no later than 6:00 p.m. (New York City time) on the third (3rd) business day after payment of the Conversion Price, if applicable, and receipt by the Company or its Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Series C Preferred Stock Certificates to be converted or tendered (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and deliver to the Holder as shown on the stock records of the Company a certificate for the number of Common Shares to which the Holder shall be entitled as aforesaid.

                           (iii) No Fractional Shares. If any conversion of the
Series C Preferred Stock would create a fractional Common Share or a right to acquire a fractional Common Share, such fractional share shall be disregarded and the number of Common Shares issuable upon conversion, in the aggregate, shall be the next higher number of shares.

                           (iv) Date of Conversion. The date on which conversion
occurs (the "Date of Conversion") shall be deemed to be the date such Notice of Conversion is faxed to the Company or the Transfer Agent, as the case may be, provided an advance copy of the Notice of Conversion is faxed to the Company on or prior to 6:00 p.m, New York City time, on the Date of Conversion. The original Series C Preferred Stock Certificates representing the shares of Series C Preferred Stock to be converted or tendered shall be surrendered by depositing such certificates with a common courier for either overnight or two (2) day delivery, as soon as possible following the Date of Conversion. The person or persons entitled to receive the shares of Common Shares issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such Common Shares on the Date of Conversion.

                  Section 7. Voting Rights. The Holders of the Series C Preferred Stock shall be entitled to vote with holders of the Common Shares on all matters to be voted on by the Company's shareholders with each share of Series C Preferred Stock entitled to one hundred votes per share. Holders of the Series C Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

                  To the extent that under Delaware Law the vote of the Holders of the Series C Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series C Preferred Stock, represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series C Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the Holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Shares, voting together as one (1) class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of Common Shares into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Series C Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

                  Section 8. Protective Provision. So long as shares of Series C Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Delaware Law) of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series C Preferred Stock, and at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Holders:

                           (a) alter or change the rights, preferences or
privileges of the Series C Preferred Stock or any Senior Securities so as to affect adversely the Series C Preferred Stock;

                           (b) create any new class or series of stock having a
preference over the Series C Preferred Stock or increase the size of the authorized number of Series C Preferred Stock; or

                           (c) do any act or thing not authorized or
contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  Section 9. Status of Converted Stock. In the event any Series C Preferred Stock shall be converted or tendered pursuant to Section 5 hereof, the shares so converted or tendered shall be canceled, shall return to the status of authorized but unissued Preferred Shares of no designated series, and shall not be issuable by the Company as Series C Preferred Stock.

                  Section 10. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one
(1) or more series of Series C Preferred Shares with liquidation preferences junior to or in parity with liquidation preferences of the Series C Preferred Stock.


Signed on June 2, 1997


                                   /s/ Salvatore Crimi, Chief Executive Officer
                                   --------------------------------------------
                                   Salvatore Crimi, Chief Executive Officer

Attest:


/s/ Angelo Crimi, Secretary
---------------------------
Angelo Crimi, Secretary